Exhibit 4.25

EXECUTION COPY

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Amendment Agreement”) is entered into as of October 17, 2008 by the parties below.

WHEREAS, a Purchase Money Loan Agreement, dated as of July 31, 2005 (as amended, modified or supplemented, the “Loan Agreement”), was entered into by and among ASAT Holdings Limited (the “Borrower”), the lenders party thereto from time to time (each a “Lender” and collectively, the “Lenders”) and Asia Opportunity Fund, L.P., as administrative agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Loan Agreement.

WHEREAS, immediately prior to the execution hereof, the total outstanding principal amount borrowed and due to the Lenders under the Loan Agreement is currently US$10.0 million in principal of Tranche A Loan.

WHEREAS, pursuant to Section 2.1(f) of the Loan Agreement, the Borrower is required to make (i) quarterly interest payments on each Payment Date and (ii) payments in full of the original principal amount of each Loan, plus accrued and unpaid interest, on the Maturity Date.

WHEREAS, the Borrower, the Lenders and the Administrative Agent have amended the Loan Agreement from time to time to, among other things, adjust the payment dates for certain such principal and interest payments.

WHEREAS, after giving effect to the payment described in Clause 1 below, there is currently accrued and unpaid interest under the Loan Agreement in an amount set forth in Clause 2 below.

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to (i) convert the accrued and unpaid interest under the Loan Agreement into principal amount borrowed and due to the Lenders pursuant to the Loan Agreement, (ii) extend the payment date for the principal amount due to the Lenders pursuant to the Loan Agreement and (iii) provide for certain periodic cash payments by the Borrower to the Lenders as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.	Immediately prior to the execution hereof, the Borrower has paid the amount of $441,667 accrued and unpaid interest under the Loan Agreement.

2.	After giving effect to the payment described in Clause 1 above, the parties hereto hereby confirm that immediately prior to the execution hereof the current amount of accrued and unpaid interest under the Loan Agreement is $4,835,564, such accrued and unpaid interest calculated in accordance with Appendix 1.

3.	The Loan Agreement is hereby amended by the deletion of Section 2.1(b)(ii) and its replacement in the following terms:

“Loans having a principal amount of up to Four Million Eight Hundred and Thirty Five Thousand Five Hundred and Sixty Four Dollars ($4,835,564) which may be called by the Borrower in two tranches of Two Million Four Hundred Thousand Dollars ($2,400,000) and Two Million Four Hundred and Thirty Five Thousand Five Hundred and Sixty Four Dollars ($2,435,564), respectively, such tranches being referred to herein as Tranche B1 Loan and Tranche B2 Loan, respectively, and collectively as the Tranche B Loan.”

4.	The parties hereto hereby agree that $2,400,000 in accrued and unpaid interest under the Loan Agreement set forth in Clause 2 above be capitalized, converted into and considered a Tranche B1 Loan advanced by the Lenders to the Borrower under the Loan Agreement and that $2,435,564 in accrued and unpaid interest under the Loan Agreement set forth in Clause 2 above be capitalized, converted into and considered a Tranche B2 Loan advanced by the Lenders to the Borrower under the Loan Agreement.

5.	As a result, the total outstanding principal amount borrowed and due to the Lenders under the Loan Agreement is $10,000,000 in principal of Tranche A Loan and $4,835,564 in principal of Tranche B Loan (made up of $2,400,000 in principal of Tranche B1 Loan and $2,435,564 in principal of Tranche B2 Loan), for an aggregate outstanding principal amount borrowed and due to the Lenders under the Loan Agreement of $14,835,564.

6.	The definition of “Maturity Date” in Section 1.1 of the Loan Agreement, as such definition was amended by the Waiver and Amendment Agreement entered into as of August 23, 2007 by the parties below, is hereby amended by replacing the phrase “(a) with respect to a Loan, April 30, 2009” thereof with the following: “(a) with respect to a Tranche A Loan and a Tranche B1 Loan, January 31, 2010 and with respect to a Tranche B2 Loan, December 15, 2008.” As a result, payment in full of the total outstanding $10,000,000 in principal amount of Tranche A Loan and the total outstanding $2,400,000 in principal amount of Tranche B1 Loan pursuant to the Loan Agreement shall become due and payable on January 31, 2010, and payment in full of the total outstanding $2,435,564 in principal amount of Tranche B2 Loan shall become due and payable on December 15, 2008. For the avoidance of doubt, any failure to pay any such principal amount when due shall trigger the operation of the provisions of Section 2.3(c) of the Loan Agreement.

7.	Without prejudice to the terms of Section 2.3(c) of the Loan Agreement, interest shall accrue on the Tranche A Loan and the Tranche B Loan at the Loan Rate from the date hereof. Notwithstanding any amendment to, or waiver of any obligations or Defaults or Events of Default under, the Loan Agreement to the contrary made prior to the date hereof, the Borrower shall make payments of interest in arrears with respect to the Tranche A Loan and the Tranche B Loan at the Loan Rate on December 31, 2008 (including, without limitation, all interest which shall have accrued on the Tranche B2 Loan from and after the date hereof) and on each subsequent Payment Date in accordance with Section 2.1(f) of the Loan Agreement. For the avoidance of doubt, any failure to pay interest when due shall trigger the operation of the provisions of Section 2.3(c) of the Loan Agreement. The Waiver and Amendment Agreement entered into as of August 23, 2007 by the parties below is hereby amended by deleting clause 3 thereof, and the Amendment Agreement entered into as of October 10, 2007 by the parties below is hereby amended by deleting clauses 1 and 2 thereof.

8.

If the Borrower achieves a consolidated EBITDA of US$6.0 million or greater during a fiscal quarter, then the Borrower shall pay to the Lenders an aggregate of US$600,000 within thirty days of the end of such fiscal quarter, such amount to be applied to and reduce, first, any accrued and unpaid interest and, second, the outstanding principal amount of the Tranche B Loan (in which case such amount shall first be applied to the outstanding principal amount of the Tranche B2 Loan, if any). For purposes of this Clause 8, EBITDA is defined as net income (loss), before interest expense, income tax (expense) benefit, other income (expense), net, depreciation of property, plant and equipment and specific charges (representing, to the extent applicable, specific and non-recurring inventory write-down, reorganization charges, recapitalization cost, extraordinary charge, non-recoverable and unutilized architectural cost, a write-off in relation to ASAT S.A., impairment of property, plant and equipment and a facilities charge).

Apart from Clauses 1 to 8 above, all other terms and conditions of the Loan Agreement will remain in full force and effect in all other respects, and the Administrative Agent and the Lenders shall retain all their rights, powers and remedies under the Loan Agreement.

This Waiver and Amendment Agreement incorporates by reference Section 8.8 (Governing Law), Section 8.12 (Jury Trial) and Section 8.14 (Consent to Jurisdiction; Venue; Service of Process) of the Loan Agreement as if such Sections were set forth herein in their entirety and shall be applicable to the parties herein.

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IN WITNESS WHEREOF, the parties have executed this Waiver and Amendment Agreement as of the date first above written.

ASIA OPPORTUNITY FUND, L.P., as Administrative Agent and Lender

BY:	ASIA OPPORTUNITY COMPANY ITS GENERAL PARTNER

By:
Name:
Title:

CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V, as Lender

BY:	ASIA OPPORTUNITY COMPANY A GENERAL PARTNER

By:
Name:
Title:

CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V, as Lender

BY:	ASIA OPPORTUNITY COMPANY A GENERAL PARTNER

By:
Name:
Title:

CHASE ASIA INVESTMENT PARTNERS II (Y), LLC as Lender

BY:	J.P. MORGAN ASIA INVESTMENT PARTNERS, L.P., ITS SOLE MEMBER

BY:	J.P. MORGAN ASIA EQUITY PARTNERS, L.P., ITS GENERAL PARTNER

BY:	JPMP ASIA EQUITY COMPANY, A MANAGING GENERAL PARTNER

By:
Name:
Title:

ASAT HOLDINGS LIMITED as Borrower

By:
Name:
Title:

Appendix 1

PML interest and late chg for the period since 25 Jan 2006

Principal	10,000,000
Loan rate p.a.	15%
Late payment chg	5%
Late payment rate p.a.	20%

Period	Accrued loan Interest	Interest due	Overdue interest	Accumulated interest payable
Jan-06	25,000
Feb-06	125,000
Mar-06	125,000	275,000		275,000
Apr-06	125,000
May-06	125,000
Jun-06	125,000	375,000	13,750	663,750
Jul-06	125,000
Aug-06	125,000
Sep-06	125,000	375,000	33,188	1,071,938
Oct-06	125,000
Nov-06	125,000
Dec-06	125,000	375,000	53,597	1,500,534
Jan-07	125,000
Feb-07	125,000
Mar-07	125,000	375,000	75,027	1,950,561
Apr-07	125,000
May-07	125,000
Jun-07	125,000	375,000	97,528	2,423,089
Jul-07	125,000
Aug-07	125,000
Sep-07	125,000	375,000	121,154	2,919,244
Oct-07	125,000
Nov-07	125,000
Dec-07	125,000	375,000	145,962	3,440,206
Jan-08	125,000
Feb-08	125,000
Mar-08	125,000	375,000	172,010	3,987,216
Apr-08	125,000
May-08	125,000
Jun-08	125,000	375,000	199,361	4,561,577
Jul-08	125,000
Aug-08	125,000
Sep-08	125,000	375,000	228,079	5,164,656
16-Oct-08	66,667		45,908	5,277,230

TOTAL	4,091,667	4,025,000	1,185,564

Accumulated interest payable:	5,277,230
Borrower pays immediately prior to execution:	441,667
Interest payable after such payment above:	4,835,564